Exhibit 4(b)

                                  AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

         This AMENDMENT, dated as of October 31, 2003, amends the Investment Advisory Agreement (as defined below) between The Travelers Investment Management Company ("TIMCO") and The Travelers Timed Growth and Income Stock Account for Variable Annuities (the "Account").

                                   WITNESSETH:

         WHEREAS, TIMCO and the Account have previously entered into an investment advisory agreement with respect to the Account (the "Agreement"), dated December 30, 1992;

         WHEREAS, TIMCO and the Account desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, TIMCO and the Account hereby amend and modify the Agreement:

         1. By adding the following sub-section (f) to Section 2 of the
         Agreement:

         f. vote proxies on securities held by the Account or delegate such responsibility to a sub-adviser appointed to provide investment advice or other services to the Account. TIMCO represents that it or its delegee has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Account and its unit holders, which policies and procedures describe how TIMCO or its delegee addresses material conflicts of interest between its interests and those of the Account with respect to proxy voting. TIMCO shall furnish the Account with such information reasonably requested by the Account, in such form as may be requested, as is necessary (1) for a summary description of TIMCO's or its delegee's proxy voting policies and procedures to be included in the registration statement with respect to the Account, and (2) for the proxy voting record for the Account to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                     The Travelers Investment Management
                                     Company

                                     By: /s/ Bhagat
                                        __________________________

                                     As:__________________________


                                     The Travelers Timed Growth and Income Stock
                                     Account for Variable Annuities

                                     By: /s/ KAMcGah
                                        ___________________________

                                     As:___________________________